FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-226486-10

NEW ISSUE CMBS: BANK 2019-BNK22 *PUBLIC ANNOUNCEMENT*

BANK 2019-BNK22 - PUBLIC NEW ISSUE

**ANNOUNCEMENT** $1,014.989MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BOFA SECURITIES, INC.
MORGAN STANLEY & CO. LLC

CO-MANAGER:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/Fitch/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
A-1	AAA(sf)/AAAsf/AAA(sf)	16.733	30.000%	2.56	37.0%	16.5%
A-2	AAA(sf)/AAAsf/AAA(sf)	6.119	30.000%	4.92	37.0%	16.5%
A-SB	AAA(sf)/AAAsf/AAA(sf)	19.728	30.000%	7.40	37.0%	16.5%
A-3*	AAA(sf)/AAAsf/AAA(sf)	350.000	30.000%	9.81	37.0%	16.5%
A-4*	AAA(sf)/AAAsf/AAA(sf)	406.848	30.000%	9.92	37.0%	16.5%
X-A	AAA(sf)/AAAsf/AAA(sf)	799.428	N/A	N/A	N/A	N/A
X-B	AA(high)(sf)/A-sf/NR	215.561	N/A	N/A	N/A	N/A
A-S	AAA(sf)/AAAsf/AA+(sf)	117.060	19.750%	9.92	42.4%	14.4%
B	AAA(sf)/AA-sf/NR	48.536	15.500%	9.92	44.7%	13.6%
C	AA(sf)/A-sf/NR	49.965	11.125%	9.92	47.0%	13.0%

*Sizes and WAL’s are subject to change as detailed in the attached Term Sheet.

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	DBRS/Fitch/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
X-D	A(high)(sf)/BBB-sf/NR	54.247	N/A	N/A	N/A	N/A
D	A(sf)/BBBsf/NR	31.406	8.375%	10.00	48.4%	12.6%
E	BBB(high)(sf)/BBB-sf/NR	22.841	6.375%	10.00	49.5%	12.3%

NON-OFFERED ELIGIBLE VERTICAL INTEREST
CLASS	DBRS/Fitch/S&P	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
RRI	NR/NR/NR	60.107	N/A	9.72	N/A	N/A

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$1,202,148,724
NUMBER OF LOANS:	58
NUMBER OF PROPERTIES:	131
WA CUT-OFF LTV:	52.9%
WA BALLOON LTV:	51.5%
WA U/W NCF DSCR:	2.90x
WA U/W NOI DEBT YIELD:	11.5%
WA MORTGAGE RATE:	3.483%
TOP TEN LOANS %:	60.7%
WA REM TERM TO MATURITY (MOS):	118
WA REM AMORTIZATION TERM (MOS):	359
WA SEASONING (MOS):	1

LOAN SELLERS:	BANA(34.7%), WFB(29.4%),
MSMCH(28.5%), NCB(7.4%)

TOP 3 PROPERTY TYPES:	OFFICE(38.2%), MULTIFAMILY(19.3%),
RETAIL(14.3%)

TOP 5 STATES:	NY(31.4%), CA(22.4%), FL(8.2%),
DC(7.4%), TX(4.4%)

MASTER SERVICERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION AND
NATIONAL COOPERATIVE BANK, N.A.

SPECIAL SERVICERS:	KEYBANK NATIONAL ASSOCIATION AND
NATIONAL COOPERATIVE BANK, N.A.

DIRECTING CERTIFICATEHOLDER:	ELLINGTON MANAGEMENT GROUP, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PROSPECTUS:	ATTACHED
PRESALE REPORTS:	TODAY & TOMORROW
ANTICIPATED PRICING:	WEEK OF OCTOBER 28, 2019
ANTICIPATED SETTLEMENT:	NOVEMBER 15, 2019

THIRD PARTY PASSWORDS:
Name PW
BBG/Trepp BANK 2019-BN22 BANK22
Intex BNK19B22 k8ev9mrejr6nd7pc

CONFERENCE CALLS:	UPON DEMAND

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-226486) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.